Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Horizon Health Corporation (Corporation) of our audit report, dated February 6, 2004 (except for Note 11, as to which the date is June 1, 2004), on the financial statements of PSH Acquisition Corporation, as of December 31, 2003 and 2002, and for the years then ended, included in the Corporation’s Form 8-K/A (dated August 5, 2004). We also consent to the reference to us under the heading “Experts” in the Prospectus which is part of this Registration Statement.

/s/ Goodman & Company

Richmond, Virginia

February 23, 2005